Friday October 30, 7:00 am Eastern Time

Company Press Release

Capital Senior Living Corporation Completes Acquisition of Two Senior Living Communities

DALLAS--(BUSINESS WIRE)--Oct. 30, 1998--Capital Senior Living Corporation (NYSE:CSU news), one of the country's largest developers and operators of senior living communities, today announced that it has completed the acquisition of two senior living communities with a capacity for 358 residents for $34 million including cash and assumption of debt. The acquisition, previously announced on August 4, 1998, will increase the Company's resident capacity in operation, expansion and development to approximately 11,000.

The two communities acquired by the Company are Gramercy Hill in Lincoln, NE and Tesson Heights in St. Louis, MO. Both communities integrate independent and assisted living to provide a continuum of care to its residents. Gramercy Hill has a resident capacity for 101 independent living residents and 59 assisted living residents and a current occupancy of 98%. Tesson Heights has a resident capacity for 140 independent living residents and 58 assisted living residents and a current occupancy of 96%. Residents in both communities enjoy amenities such as gracious living areas, beauty parlor/barber shop, library, exercise rooms, broad range of activity and recreational programs and attractively landscaped grounds. The communities also provide meal service, housekeeping, transportation, emergency call response and personal care services.

"We are excited to own such high quality communities which are consistent with our operating philosophy of providing our residents a continuum of care so they can age in place," commented Jeffrey L. Beck, Chief Executive Officer. "The acquisitions are also consistent with our growth strategy of cluster concentration, offering marketing and operating synergies with our current operations in these markets. We are extremely pleased that with these acquisitions and the acquisition of the NHP properties we have met our two-year plan for acquisitions a year ahead of schedule."

ABOUT THE COMPANY

The Company is one of the country's largest developers and operators of senior living communities. The Company currently operates 35 communities in 17 states with a capacity of approximately 5,800 residents. The Company currently has 30 communities under construction or development, which will have a capacity of approximately 4,600 residents, including 23 new Waterford Communities with a capacity of approximately 3,200 residents. The Company is negotiating terms for additional sites. The Company is also expanding nine existing communities to accommodate approximately 600 additional residents. Upon completion of these developments and expansions, the Company is expected to increase its capacity to approximately 11,000 residents. The Company's operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and personal care to provide residents with the opportunity to age in place.



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This forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company's ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, and satisfaction of closing conditions  such as those  pertaining  to  licensure.  These and other risks are
detailed  the  Company's   reports  filed  with  the   Securities  and  Exchange
Commission.

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Contact:
         Capital Senior Living Corporation
         Scott Shamblin, 972-770-5600